Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-116837) and the Registration Statements (Form S-3 Nos. 333-126312, 333-126573 and 333-127464) of Strategic Hotels & Resorts, Inc. of our report dated March 17, 2006, with respect to the financial statements of Georgetown Plaza Associates included in this Form 8-K.

Ernst & Young LLP

Stamford, Connecticut

April 18, 2006